Exhibit 4.1

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                               A.M. CASTLE & CO.

                                 NOTE AGREEMENT

                           Dated as of April 1, 1996

                          $20,000,000 Principal Amount
                               6.49% Senior Notes
                               Due April 15, 2008








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                                                                  PPN 148411 B@9
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                                TABLE OF CONTENTS


Section 1.  DESCRIPTION OF NOTES AND COMMITMENT COMMITMENT ...............1

     1.1.  Description of Notes ..........................................1
     1.2.  Commitment; Closing Date ......................................1

Section 2.  PREPAYMENT OF NOTES ..........................................2

     2.1.  Required Prepayments ..........................................2
     2.2.  Optional Prepayments ..........................................2
     2.3.  Notice of Prepayments .........................................2
     2.4.  Surrender of Notes on Prepayment or Exchange ..................3
     2.5.  Direct Payment and Deemed Date of Receipt .....................3
     2.6.  Allocation of Payments ........................................3
     2.7.  Payments Due on Saturdays, Sundays and Holidays ...............3

Section 3.  REPRESENTATIONS ..............................................3

     3.1.  Representations of the Company ................................3
     3.2.  Representations of the Purchaser .............................10

Section 4.  CLOSING CONDITIONS ..........................................11

     4.1.  Representations and Warranties ...............................11
     4.2.  Legal Opinions ...............................................11
     4.3.  Events of Default ............................................11
     4.4.  Payment of Fees and Expenses .................................12
     4.5.  Legality of Investment .......................................12
     4.6.  Private Placement Number .................................... 12
     4.7.  Proceedings and Documents ....................................12

Section 5.  INTERPRETATION OF AGREEMENT .................................12

     5.1.  Certain Terms Defined ........................................12
     5.2.  Accounting Principles ........................................19
     5.3.  Valuation Principles .........................................19
     5.4.  Direct or Indirect Actions ...................................20

Section 6.  AFFIRMATIVE COVENANTS .......................................20

     6.1.  Corporate Existence ..........................................20
     6.2.  Insurance ....................................................20
     6.3.  Taxes, Claims for Labor and Materials ........................20
     6.4.  Maintenance of Properties ....................................20

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     6.5.  Maintenance of Records .......................................21
     6.6.  Financial Information and Reports ............................21
     6.7.  Inspection of Properties and Records .........................23
     6.8.  ERISA ........................................................23
     6.9.  Compliance with Laws .........................................24
     6.10. Acquisition of Notes .........................................24
     6.11. Private Placement Number .....................................25

Section 7.  NEGATIVE COVENANTS ..........................................25

     7.1.  Adjusted Consolidated Net Worth ..............................25
     7.2.  Consolidated Debt ............................................25
     7.3.  Net Working Capital ..........................................25
     7.4.  Liens ........................................................25
     7.5.  Merger or Consolidation ......................................26
     7.6.  Sale of Assets ...............................................26
     7.7.  Disposition of Stock of Subsidiaries .........................27
     7.8.  Leases .......................................................27
     7.9.  Transactions with Affiliates .................................27
     7.10. Nature of Business ...........................................27

Section 8.  EVENTS OF DEFAULT AND REMEDIES THEREFOR .....................28

     8.1.  Nature of Events .............................................28
     8.2.  Remedies on Default ..........................................29
     8.3.  Annulment of Acceleration of Notes ...........................30
     8.4.  Other Remedies ...............................................30
     8.5.  Conduct No Waiver; Collection Expenses .......................30
     8.6.  Remedies Cumulative ..........................................30
     8.7.  Notice of Default ............................................30

Section 9.  AMENDMENTS, WAIVERS AND CONSENTS ............................31

     9.1.  Matters Subject to Modification ..............................31
     9.2.  Solicitation 0f Holders of Notes .............................31
     9.3.  Binding Effect ...............................................32

Section 10. FORM OF NOTES, REGISTRATION, TRANSFER, EXCHANGE
            AND REPLACEMENT .............................................32

     10.1. Form of Notes ................................................32
     10.2. Note Register ................................................32
     10.3. Issuance of New Notes upon Exchange or Transfer ..............32
     10.4. Replacement of Notes .........................................32


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Section 11. MISCELLANEOUS ...............................................33

     11.1. Expenses .....................................................33
     11.2. Notices ......................................................33
     11.3. Reproduction of Documents ....................................33
     11.4. Successors and Assigns .......................................34
     11.5. Law Governing ................................................34
     11.6. Headings .....................................................34
     11.7. Counterparts .................................................34
     11.8. Reliance on and Survival of Provisions .......................34
     11.9. Integration and Severability .................................34


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                               A. M. CASTLE & CO.

                                 NOTE AGREEMENT

                                                       Dated as of April 1, 1996

To the Purchaser Named in the
Attached Schedule I

Ladies and Gentlemen:

     A. M, CASTLE & CO, a Delaware corporation (the "Company"), agrees with you as


ss. 1. DESCRIPTION OF NOTES AND COMMITMENT

     1.1. Description. The Company has authorized the issuance and sale of $20,000,000 aggregate principal amount of its Senior Notes (the "Notes"), to be dated the date of bear interest from such date (computed on the basis of a 360-day year comprised of twelve 30-day months), payable semi-annually in arrears on April 15 and October 15 of each year, October 15, 1996, and at maturity, at the rate of 6.49% per annum prior to maturity and to bear interest on any overdue principal (including any overdue optional or required prepayment. on any overdue Make-Whole Amount (to the extent legally enforceable), and on any overdue installment of interest (to the extent legally enforceable) at a per annum rate equal to the greater of (a) 8.49% and (b) the sum of the reference rate announced by Bank of America Illinois from time to time as its "prime rate" for United States domestic loans in United States dollars plus 2%. The Notes shall be expressed to mature on April 15, 2008 and shall be substantially in the form attached as Exhibit A. The term "Notes" as used herein shall include each Note delivered pursuant to this Note Agreement (the "Agreement") and each Note delivered in substitution or exchange therefor and, where applicable, shall include the singular number as well as the plural. Any reference to you in this Agreement shall in all instances be deemed to include any nominee of yours or any separate account or other person on whose behalf you are purchasing Notes. You are sometimes referred to herein as the "Purchaser."

     1.2. Commitment; Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, Notes in the aggregate principal amount set forth opposite your name in the attached Schedule I at a price of 100% of the principal amount thereof.

     Deliver 0f and payment for the Notes shall be made at the offices of Gardner, Carton & Douglas, 321 North Clark Street, Quaker Tower, Chicago, Illinois 60610, at 9:00 a.m., Chicago time, on April 15, 1996 or at such later time or on such later date, not later than 11:00 am., Chicago time, April 16, 1996, as may be mutually agreed upon by the Company and the Purchaser (the Closing Date"). The Notes shall be delivered to you in the form of one or more Notes in fully registered form, issued in your name or in the name of your




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nominee. Delivery of the Notes to you on the Closing Date shall be against payment of the purchase price thereof in Federal funds or other funds in U.S. dollars immediately available at Bank of America, Chicago, Illinois, ABA 17l-0000-39 for the account of A. M. Castle & Co., Account #72-04248, Attention:
Assistant Treasurer. If on the Closing Date the Company shall fail to tender the Notes to you, you shall be relieved of all remaining obligations under this Agreement. Nothing in the preceding sentence shall relieve the Company of any liability occasioned by such failure to deliver the Notes.

ss.2. PREPAYMENT OF NOTES

     2.1. Required Prepayments. In addition to payment of all outstanding principal of the Notes at maturity and except as provided below in Section 2.2, regardless of the amount of Notes which may be outstanding from time to time, the Company shall prepay and there shall become due and payable on April 15 in each year $4,000,000 of the principal amount of the Notes or such lesser amounts as would constitute payment in full on the Notes, commencing April 15, 2004 and ending April 15, 2007, inclusive, with the remaining principal payable on April 15, 2008. Each such prepayment shall be at a price of 100% of the principal amount prepaid, together with interest accrued thereon to the date of prepayment, without a Make-Whole Amount or other premium or penalty.

     2.2. Optional Prepayments.
          --------------------

     (a) Upon notice as provided in Section 23(a) and (b), the Company may prepay the Notes, in whole or in part, on any interest payment date, in an aggregate principal amount not less than $1,000,000, and in integral multiples of $100,000 in excess thereof or such lesser amount as shall constitute payment in full of the Notes. Each such prepayment shall be at a price of 100% of the principal amount to be prepaid, plus interest accrued thereon to the date of prepayment, plus the Make-Whole Amount.

     (b) Any optional prepayment of less than all of the Notes outstanding pursuant to Section 2.2(a) and Section 7.6 shall be applied to reduce, pro rata, the prepayments and payment at maturity required by Section 2.1.

     (c) Except as provided in Section 2.1, Section 7.6 and in this Section 22, the Notes shall not be prepayab1e in whole or in part.

     2.3. Notice of Prepayments.
          ---------------------

     (a) The Company shall give notice of any optional prepayment of the Notes pursuant to Section 2.2(a) to each holder of the Notes not less than 30 days nor more than 60 days before the date fixed for prepayment, specifying (i) such date, (ii) the principal amount of the holder's Notes to he prepaid on such date, (iii) the Determination Date for calculating the Make-Whole Amount, (iv) a calculation of the estimated amount of the Make-Whole Amount, showing in reasonable detail the method of calculation, and (v) the accrued interest applicable to the prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with the actual Make-Whole Amount, if any, and the accrued interest thereon shall become due and payable on the prepayment date.

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     (b) The Company also shall give notice to each holder of the Notes to be prepaid pursuant to Section 2.2(a) by telecopy, telegram, telex or other same-day written communication, two Business Days prior to the prepayment date, of the actual Make-Whole Amount applicable to such prepayment and the details of the calculations used to determine the amount of such Make-Whole Amount.

     2.4. Surrender of Notes on Prepayment or Exchange. Subject to Section 2.5, upon any partial prepayment of a Note pursuant to this Section 2 or partial exchange of a Note pursuant to Section lO.3, such Note may, at the option of the holder thereof, (i) be surrendered to the Company pursuant to Section 10.3 in exchange for a new Note or Notes equal to the principal amount remaining unpaid on the surrendered Note, or (ii) be made available to the Company, at the Company's principal office, for notation thereon of the portion of the principal so prepaid or exchanged. In case the entire principal amount of any Note is prepaid, such Note shall be surrendered to the Company following such prepayment for cancellation and shall not be reissued. No Note shall be issued in lieu of a Note the entire principal amount of which has been prepaid.

     2.5. Direct Payment and Deemed Date of Receipt. Notwithstanding any other provision contained in the Notes or this Agreement, the Company will pay all sums becoming due on each Note held by you or any subsequent Institutional Holder by wire transfer of immediately available hinds to such account as you have designated in Schedule I, or as you or such subsequent Institutional Holder may otherwise designate by notice to the Company, in each case without presentment and, subject to Section 2,4(ii) above, without notations being made thereon, except that any such Note so paid or prepaid in frill shall be surrendered to the Company, upon its written request, for cancellation. Any wire transfer shall identify such payment in the manner set forth in Schedule I and shall identify the payment as principal, Make-Whole Amount, if any, and/or interest. Any payment made pursuant to this Section 2.5 shall be deemed received on the payment date only if received before noon, Chicago time. Payments received after noon Chicago time, shall be deemed received on the next succeeding Business Day, with the Make-Whole Amount, if any, and/or interest payable to such Business Day.

     2.6. Allocation of Payments. In the case of a prepayment pursuant to
Section 2.2(a), if less than the entire principal amount of all of the Notes outstanding is to be paid, the Company will prorate the aggregate principal amount to be prepaid among the outstanding Notes in proportion to the unpaid principal amounts thereof.

     2.7. Payments Due on Saturday, Sundays and Holidays. If any interest payment date on the Notes or the date fixed for any other payment of any Note or exchange of any Note is a day other than a Business Day, then such payment or exchange need not be made on such date but may be made on the next succeeding Business Day, with the Make-Whole Amount, if any, and/or interest payable to the actual date of payment.

ss.3. REPRESENTATIONS

     3.1 Representations of the Company. As an inducement to, and as part of the consideration for, your purchase of the Notes pursuant to this Agreement, the Company represents arid warrants to you as follows:

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     (a) Corporate Organization and Authority. The Company is a solvent corporation duly organized, valid1y existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as presently proposed to be conducted, to enter into and perform under the Agreement and to issue and sell the Notes as contemplated in the Agreement.

     (b) Qualification to Do Business. The Company is duly qualified or licensed and in good standing as a foreign corporation authorized to do business in each jurisdiction where the nature of the business transacted by it or the character of its properties owned or leased makes such qualification or licensing necessary, except for jurisdictions, individually or in the aggregate, where the failure to be so licensed or qualified would not have a Material Adverse Effect.

     (c) Subsidiaries. The Company has no Subsidiaries except those listed in the attached Annex I, which correctly sets forth the jurisdiction of incorporation or formation and the percentage of the outstanding Voting Stock or other equity interests of each Subsidiary which is owned, of record or beneficially, by the Company and/or one or more Subsidiaries. Each Subsidiary has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly licensed or qualified and in good standing as a foreign corporation or other organization in each other jurisdiction where the nature of the business transacted by it or the character of its properties owned or leased makes such qualification or licensing necessary, except for jurisdictions, individually or in the aggregate, where the failure to be so licensed or qualified would not have a Material Adverse Effect. Each Subsidiary has or corporate or other power and authority to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted. The Company and each Subsidiary have good and transferable title to all of the shares of capital stock, or all of the equity interests, they purport to own of each Subsidiary, free and clear in each case of any Lieu, except as otherwise described in Annex I, and all such shares or interests have been duly issued and are fully paid and nonassessable.

     (d) Financial Statements. The consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1995, 1994, 1993, 1992 and 1991, and the related consolidated statements of income, reinvested earnings and cash flows for each of the years ended on such dates, accompanied by the reports and unqualified opinions of Arthur Andersen LLP, independent public accountants, copies of which have heretofore been delivered to you, were prepared in accordance with GAAP consistently applied throughout the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position of the Company and its Subsidiaries on such dates and the consolidated results of their operations and their cash flows for the years then ended.

     (e) No Contingent Liabilities or Adverse Changes. Neither the Company nor any of its Subsidiaries has any contingent liabilities which, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole, other than as indicated in the most recent audited financial statements described in Section 3.1(d), and except as indicated as aforesaid, since December 31, 1995, there have been no changes in the condition, financial or otherwise, of the Company and its Subsidiaries on a consolidated basis except changes occurring in the ordinary course of business, none of which, individually or in the aggregate, have had a Material Adverse Effect.

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     (f) No Pending Litigation or Proceedings. Except as described in Annex II, there are no actions, suits or proceedings pending or, to the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries, at law or in equity or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would have, individually or in the aggregate, a Material Adverse Effect.

     (g) Compliance with Law.
         -------------------

          (i) Neither the Company nor any of its Subsidiaries is: (x) in default wIth respect to any order, writ, injunction or decree of any court to which it is a named party; or (y) in default under any law, rule, regulation, ordinance or order relating to its or their or their respective businesses, the sanctions and penalties resulting from which defaults described in clauses (x) and (y) would have, individually or in the aggregate, a Material Adverse Effect.

          (ii) None of the Company, any Subsidiary or any Affiliate of the Company is an entity defined as a "designated national" within the meaning of the Foreign Assets Control Regulations, 31 C.F.R. Chapter V (other than Castle de Mexico, S.A. de C.V.), or is in violation of any Federal statute or Presidential Executive Order, or any rules or regulations of any department, agency or administrative body promulgated under any such statute or Order, concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property, and no restriction or prohibition applicable to the Company or any Subsidiary under any such statute, Order, rule or regulation has, or would have, individually or in the aggregate Material Adverse Effect..

     (h) ERISA.
         ------


          (i) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws, except for such instances of noncomp1iance as have not resulted in and would not result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA (other than benefit liabilities pursuant to Plan terms) or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate material.

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          (ii) The present value of the aggregate benefit liabilities under each of the Plans subject to Title IV of ERISA (other than multiemployer plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $__________ in the case of a single Plan and by more than $___________ in the aggregate for all such Plans. The term "benefit liabilities" has the meaning specified in Section 4001 of ER1SA and the terms "current value and "present value" have the meanings specified in Section 3 of ERISA.

          (iii) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are material.

          (iv) The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attibutable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries, is not material.

          (v) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(l)(A)-(D) of the Code. The representation by the Company in the first sentence of this clause (v) is made in reliance upon and subject to the accuracy of your representation in Section 3.2(b) as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

     (i) Title to Properties. Except as disclosed on the most recent audited consolidated balance sheet described in the foregoing paragraph (d) of this
Section 3.1, the Company and each Subsidiary have (x) good and marketable title in fee simple or its equivalent under applicable law to all the real property owned by them and (y) good and marketable title to all of the other property reflected in such balance sheet as owned by them or subsequently acquired by the Company or the Subsidiary (except as sold or otherwise disposed of in the ordinary course of business), in each case free from all Liens or defects in title except those permitted by Section 7.4

     (j) Leases. The Company and each Subsidiary enjoy peaceful and undisturbed possession under all leases under which the Company or such Subsidiary is a lessee or is operating, except for leases the termination of which, individually or in the aggregate, would not have a Material Adverse Effect.

     (k) Franchises, Patents, Trademarks and Other Rights. The Company and each Subsidiary have all franchises, permits, licenses and other authority necessary to carry on or used in their business as now being conducted, except for franchises, permits, licenses or other authority the 1ack or loss of which, individually or in the aggregate, would not have a Material Adverse Effect, and

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none are in default under any of such franchises, permits, licenses, or other authority for defaults, individually or in the aggregate, which would not have a Material Adverse Effect The Company and each Subsidiary own or possess all patents, trademarks, service marks, trade names, copyrights, and licenses, or rights with respect to the foregoing, necessary for or used by them in, the present conduct of their businesses, without any known conflict with the rights of others.

     (1) Authorization. This Agreement and the Notes have been duly authorized on the part of the Company and the Agreement does, and the Notes when issued will, constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent that enforcement of this Agreement or the Notes may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws of genera1 application relating to or affecting the enforcement of the rights of creditors or by equitable principles, regardless of whether enforcement is sought in equity or at law. The sale of the Notes, the execution and delivery of the Agreement and compliance by the Company with all of the provisions of this Agreement and of the Notes (i) are within the corporate powers of the Company, (ii) have been duly authorized by proper corporate action, (iii) are legal and will not violate any provisions of any law or regulation or order of any court, governmental authority or agency, and (iv) wi11 not result in any breach of any of the provisions of, constitute a default under, or result in the creation of any Lien on any property of the Company or any Subsidiary under the provisions of any charter document, by-law, loan agreement or other agreement or instrument to which the Company or any Subsidiary is a party or by which any of them or their property may be bound.

     (m) No Defaults. No event has occurred and no condition exists which, upon the issuance of the Notes, would constitute a Default or an Event of Default under this Agreement. Neither the Company nor any Subsidiary is in default under any charter document, by-law, loan agreement or other material agreement or material instrument to which it is a party or by which it or its property may be bound.

     (n) Governmental Consent. None of the nature of the Company or any of its Subsidiaries, their respective businesses or properties, any relationship between the Company or any of its Subsidiaries and any other Person, or any circumstances relative to the offer, issuance, sale or delivery of the Notes or execution and delivery of this Agreement is such as to require a consent, approval or authorization of, withholding of objection on the part of, or filing, registration or qualification with, any governmental authority on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the offer, issuance, sale de1ivery of the Notes.

     (o) Taxes. All tax or information returns required to be filed by the Company or any Subsidiary in any jurisdiction have been timely flied, and all taxes, assessments, fees and other governmental charges or levies upon the Company or any Subsidiary, or upon any of their respective properties, assets, income or franchises, which are due and payable, have been paid timely or contested in good faith by appropriate proceedings that stay the collection thereof by the applicable governmental authority during the period of the contest and as to which adequate reserves are maintained in accordance with GAAP. The Company does not know of any proposed additional tax assessment

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against it or any Subsidiary for which adequate provision has not been made on its books in accordance with GAAP. The United States Federal income tax liability of (i) the Company and. its Subsidiaries for all taxable years up to and including the taxable year ended December 31, _____ , has been finally determined, and no material controversy in respect of additional taxes due by the Company or any Subsidiary since such date is pending or, to the Company's knowledge, threatened. The provisions for taxes on the books of the Company and each Subsidiary are adequate for all open years and for the current fiscal period.

     (p) Status under Certain Statutes. Neither the Company nor any Subsidiary is: (i) a "public utility company" or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," or an "affiliate" of such a "subsidiary company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, (ii) a "public utility" as defined in the Federal Power Act, as amended, or (iii) an "investment company" or an "affiliated person" thereof or an "affiliated person" of any such "affiliated person," as such terms are defined in the Investment Company Act of 1940, as amended.

     (q) Private Offering. Neither the Company, nor BA Securities, Inc., the only Person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering of the Notes or any similar security of the Company, has offered any of the Notes or any similar security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than ___ institutional investors, including the Purchaser, each of whom was offered all or a portion of the Notes at private sale for investment. Neither the Company nor anyone acting on its authorization will offer the Notes or any part thereof or any similar security for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to cause the issuance and sale of the Notes to be subject to the provisions of Section 5 of the Securities Act.

     (r) Effect of Other Instruments. Neither the Company nor any Subsidiary is bound by any agreement or instrument or subject to any charter or other corporate restriction which in any way restricts any Subsidiary's ability to pay dividends or make advances to the Company or which has a Material Adverse Effect.

     (s) Use of Proceeds. The Company will use the net proceeds from the sale of the Notes for general corporate purposes. None of the transactions contemplated in this Agreement (including without limitation thereof, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System (12 C.F.R., Chapter II). Neither the Company nor any Subsidiary owns nor does the Company or any Subsidiary intend to carry or purchase any "margin stock" within the meaning of Regulation G, and none of the proceeds from the sale of the Notes will be used to purchase or carry or refinance any borrowing the proceeds of which were Used to purchase or carry any "margin stock" or "margin security" in violation of Regulations G, T, U or X.

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     (t) Condition of Property. All of the facilities of the Company and its
Subsidiaries are in good Operating condition and repair, except for facilities being repaired in the ordinary of course of business or facilities which, individually or in the aggregate, are not material to the Company and its Subsidiaries, on a consolidated basis.

     (u) Books and Records. The Company and each of its Subsidiaries (i) maintain books, records and accounts in reasonable detail which accurately and fairly reflect their respective transactions and business affairs, and (ii) maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management's general or specific authorization and to permit preparation of financial statements in accordance with GAAP.

     (v) Environmental Compliance. Except as disclosed in the attached Annex II, the Company and each Subsidiary (including their operations and the conditions at or in their Facilities) comply with all Environmental Laws except for violations which, individually or in the aggregate, would not have a Material Adverse Effect; the Company and each Subsidiary have obtained all permits under Environmental Laws necessary to their respective operations, all such permits are in full force and effect, and the Company and each Subsidiary are in compliance with all material terns and conditions of such permits except for permits, individually or in the aggregate, the lack of which or noncompliance with which would not have a Material Adverse Effect; and except as disclosed in the attached Annex II, neither the Company nor any of its Subsidiaries has any liability (contingent or otherwise) in connection with any Release of any Hazardous Material or the existence of any Hazardous Material on, under or about any Facility that could give rise to an Environmental Claim that would have a Material Adverse Effect.

     (w) Debt. Annex III sets forth a list of all outstanding Debt of the Company and its Subsidiaries as of the date of this Agreement, since which date there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities thereof. Neither the Company nor any Subsidiary is in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary and no event or condition exists with respect to any Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment Except as disclosed in Annex III, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 7..4.

     (x) Full Disclosure. None of the financial statements referred to in
Section 3.1(d), this Agreement, and any other written statement or document furnished by or on behalf of the Company to you in connection with the negotiation of the sale of the Notes and the execution and delivery of the Agreement, taken together, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which they were made. There is no fact (exclusive of general economic, political or social conditions or trends) particular to the Company and known by the Company that the Company has not disclosed to you in writing and that has a Material Adverse Effect or, to the Company's best knowledge, will have, individually or in the aggregate, a Material Adverse Effect.

     3.2. Representations of the Purchaser.
          ---------------------------------

     (a) You represent, and in entering into this Agreement the Company understands, that you are acquiring the Notes for your own account and not with a view to any distribution thereof, provided that the disposition of your property shall at all times be and remain within your control; subject, however, to compliance with Federal securities laws. You acknowledge that the Notes have not been registered under the Securities Act and you understand that the Notes must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. You have been advised that the Company does not contemplate registering, and is not legally required to register, the Notes under the Securities Act.

     (b) You further represent that, as of the date of this Agreement, at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

          (i) if you are an insurance company, the Source does not include assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest, other than a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account;

          (ii) the Source is either (x) an insurance company pooled separate account within the meaning of Prohibited Transaction Exemption ("PTE") 90-1 (issued January 9, 1990), or (y) a bank collective investment fund, within the meaning of PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund;

          (iii) the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manages' or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (x) the identity of such QPAM and (y) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause
     (iii);

          (iv) the Source is a governmental plan;

          (v) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (b)(v);

          (vi) the Source does not include assets of any employee benefit plan, ether than a plan exempt from the coverage of ERISA; or

          (vii) if you are an insurance company and the Source includes assets of your general account, (A) your purchase of Notes is entitled to the exemption afforded by PTE. 95-60 (issued July 12, 1995), provided the Company is not an affiliate (within the meaning of Section v(a) of PTE 95-60) of you, or (B) there is no Plan with respect to which the assets of your general account's reserves (as determined under Section 807(d) of the Code) for all contracts held by or on behalf of such Plan and all other Plans maintained by the same employer or its affiliates (as so defined) or by the same employee organization exceeds 10% of the liabilities of your general account.

     As used in this Section 3.2(b), the terms "employee benefit plan," "governmental plan," "party in interest" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

ss.4. CLOSING CONDITIONS

     Your obligation to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder, which are to be performed at or prior to the time of delivery of the Notes, and to the following conditions to be satisfied on or before the Closing Date:

     4.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement, in the certificates delivered pursuant to this Section 4 or otherwise made in connection herewith shall be true and correct on or as of the Closing Date and the Company shall have delivered to you a certificate to such effect, dated the Closing Date and executed by the president, the chief financial officer, the chief accounting officer or the Treasurer of the Company.

     4.2. Legal Opinions. You shall have received from Gardner, Carton & Douglas, who is acting as your special counsel in this transaction, and from Jerry M. Aufox, corporate counsel to the Company, his opinions, dated such Closing Date, in form and substance satisfactory to you and covering substantially the matters set forth or provided in the attached Exhibits B and C, respectively.

     4.3. Events of Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date, and the Company shall have delivered to you a certificate to such effect, dated the Closing Date and executed by the president, the chief financial officer, the chief financial officer or the Treasurer of the Company.

     4.4. Payment of Fees and Expenses. The Company shall have paid all of the fees and expenses of Gardner, Carton & Douglas, your special counsel, through the Closing Date.

     4.5. Legality of Investment. Your acquisition of the Notes shall constitute a legal investment as of the Closing Date under the laws and regulations of each jurisdiction to which you may be subject (without resort to any "basket" or "leeway" provision which permits the making of an investment without restrictions as to the character of the particular investment being made), and such acquisition shall not subject you to any penalty or other onerous condition in or pursuant to any such law or regulation; and you shall have received such certificates or other evidence as you may reasonably request to establish compliance with this condition.

     4.6. A private placement number with respect to the Notes shall have been issued by S&P.

     4.7. Proceedings and Documents. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation of such transactions shall be satisfactory in form and substance to you and your special counsel, and you and your special counsel shall have received copies (executed or certified as may be appropriate) of all legal documents or proceedings which you and they may reasonably request.

ss.5. INTERPRETATION OF AGREEMENT

     5.1. Certain Terms Defined. The terms hereinafter set forth when used in this Agreement shall have the following meanings:

     Adjusted Conso1idated Net Worth - Consolidated Stockholder' Equity less all Restricted Investments that exceed, in the aggregate, 10% of Consolidated Stockholders' Equity.

     Affiliate - Any Person (other than a Subsidiary or an original Purchaser)
(i) who is a director or executive officer of the Company or any Subsidiary,
(ii) which directly or indirectly through the or more intermediaries controls, or is controlled by, or is under common control with the Company, (iii) which beneficially owns or holds securities representing 10% or more of the combined voting power of the Voting Stock of the Company, or (iv) of which securities representing 10% or more of the combined voting power of its Voting Stock (or in the case of a Person not a corporation, 10% or more of its equity) is beneficially owned or held by the Company or any Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     Agreement. As defined in Section 1.1.

     Business Day - Any day, other than Saturday, Sunday or a legal holiday or any other day on which banking institutions in Chicago, Illinois generally are authorized by law to close.

     Capitalized Lease - Any lease the obligation for Rentals with respect to which, in accordance with GAAP, would be required to be capitalized on a balance sheet of the lessee or for which the amount of the asset and liability thereunder, as if so capitalized, would be required to be disclosed in a note to such balance sheet.

     Capitalized Lease Obligations - Any amounts required to be capitalized under any Capitalized Lease.

     Closing Date - As defined in Section 1.2.

     Code - The Internal Revenue Code of 1986, as amended.

     Commission - The Securities and Exchange Commission.

     Consolidated. Debt - Debt of the Company and its Subsidiaries consolidated in accordance with GAAP.

     Consolidated Indebtedness - Indebtedness of the Company and its Subsidiaries consolidated in accordance with GAAP.

     Consolidated Net Income - For any period, the net income (or deficit) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     Consolidated Stockholders' Equity - The stockholders' equity of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

     Consolidated Total Assets - The assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

     Consolidated Total Capitalization - The sum of (i) Consolidated Stockholders' Equity, (ii) 50% the LIPO Reserve, and (iii) Consolidated Debt, less Restricted Investments in excess of 10% of consolidated Stockholders' Equity.

     Debt - The sum of (i) all Indebtedness (excluding obligations with respect to bankers' acceptances and trade acceptance financings to the extent such obligations, in the aggregate, are less then $,O00,000, but including any such obligations, in the aggregate, in excess of such amount), and (ii) the Total Investment.

     Default - Any event which, with the lapse of time or the giving of notice, or both, would become an Event of Default.

     Determination Date - Two Business Days before the date fixed for a prepayment pursuant to Section 2.2(a), Section 7.6 or the date of declaration pursuant to Section 8.2.

     Environmental Claim - Any notice of violation, claim, demand, abatement order or other order by any Person for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence of a Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Hazardous Material in, into or onto the environment at, in, by, from or related to any Facility, (ii) the use, handling, transportation, storage, treatment or disposal of Hazardous Material$ in connection with the operation of any Facility, or (iii) the violation, or alleged violation, of any statute, rule, regulation, ordinance, order, permit, license or authorization of or from any governmental authority, agency or court relating to environmental matters pertaining to the Facilities.

     Environmental Laws - All laws relating to environmental matters, including those relating to (i) fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials and to the generation, use, storage, transportation, or disposal of Hazardous Materials, in any manner applicable to the Company or any of its Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.ss.9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C.ss.1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss.6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.ss.1251 et seq.), the Safe Drinking Water Act (42 U.S.C.ss.300f et seq.), the Clean Air Act (42 U.S.C.ss.7401 et seq.), the Toxic Substances Control Act (15 U.S.C.ss.2601 et seq.), the Occupational Safety and Health Act (2(degree)U.S.C.ss.651 et seq.), and the Emergency Planning and Community Right-to-Know Act (42 U.S.C.ss.11001 et seq.), and (ii) environmental protection, including the National Environmental Policy Act (42 U.S.C.ss.4321 et seq.), and comparable state and foreign laws, each as amended or supplemented, and any similar or analogous local, state, federal and foreign statutes the regulations promulgated pursuant thereto, each as in effect as of the date of determination.

     ERISA - The Employee Retirement Income Act of 1974, as amended from time to time and any successor statute.

     ERISA Affiliate - The Company and (1) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which the Company is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which the Company is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which the Company, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

     Event of Default - As defined in Section 8.1.

     Exchange Act. The Securities Exchange Act of 1934, as amended.

     Facilities - Any and all real property (including all buildings, fixtures or other improvements located thereon) now or heretofore or hereafter owned, leased, operated or used (under permit or otherwise) by the Company or any of its Subsidiaries.

     GAAP - Generally accepted accounting principles in effect from time to time in the United States.

     Guaranties - All obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of a Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor; (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition, or (z) otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation; (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation against loss in respect thereof; or (iv) otherwise to assure the owner of the Indebtedness or obligation against loss in respect thereof. For the purposes of all computations made under this Agreement, Guaranties in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and Guaranties in respect of any other o1igation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

     Hazardous Materials - (i) Any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or "pollutant" or words of similar import under any Environmental Laws; (ii) any oil, petroleum or petroleum derived substance, any drilling fluid, produced water or other waste associated with the exploration, development or production of crude oil, any flammable substance or explosive, any radioactive material, any hazardous waste or substance, any toxic waste or substance or any other material or pollutant that (x) poses a hazard to any property of the Company or any of its Subsidiaries or to Persons on or about such property, or (y) causes such property to be in violation of any Environmental Law; (iii) any friable asbestos, urea formaidehyde foam insulation, electrical equipment which contains any oil or dielectric fluid with levels of polychiorinated biphenyls in excess of fifty parts per million; and
(iv) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

     Indebtedness. For any Person, without duplication, all (i) obligations for borrowed money or to pay the deferred purchase price of property or assets (except trade account payable, (ii) obligations secured by any Lien upon property or assets owned by such Person, whether or not such Person has assumed or become liable for the payment of such ob1igations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capitalized Lease Obligations, and (v) Guaranties of obligations of others of the character referred to in the foregoing clauses (i) through (iv), but excluding from Indebtedness the Total Investment.

     Institutional Holder - Any bank, trust company, insurance company, pension fund, Mutual fund or other similar financial institution, including, without limiting the foregoing, any "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act, which is or becomes a holder of any Note.

     Investments - All investments made, in cash or by delivery of property, directly or indirectly, in any other Person, whether by acquisition of shares of capital stock, equity interests, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

     Lien - Any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature tbereof, including a Capitalized Lease, and the filing of or agreement to file any financing statement under the Uniform Commercial Code of any jurisdiction in connection with any of the foregoing.

     LIFO Reserve - The difference between the cost of inventory using the last-in, first-out ("LIFO") method of valuing inventory under GAAP and the cost of inventory using the rep1acement cost method under GAAP, so long as the Company and its Subsidiaries are reporting the value of their inventory under the LIFO method for purposes of GAAP.

     Make-Whole Amount - As of any Determination Date, to the extent that the Reinvestment Yield on such Determination Date is lower than the interest rate payable on or in respect of the Notes the excess of (a) the present value of the principal and interest payments to be foregone by any prepayment (exclusive of accrued interest on such Notes through the date of prepayment) on such Notes (taking into account the manner of application of such prepayment required by Section 1.2(b)), determined by discounting (semi-annually on the basis of a 360-day year composed of twelve 30-day months), such payments at a rate that is equal to the Reinvestment Yield over (b) the aggregate principal amount of such Notes then to be prepaid or paid. To the extent that the Reinvestment Yield on any Determination Date is equal to or higher than the interest rate payable on or in respect of such Notes, the Make-Whole Amount is zero.

     Material Adverse Effect - (i) A material adverse effect on the business, assets, properties, profits, prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries, on a consolidated basis, (ii) the impairment of the ability of the Company to perform its obligations under this Agreement or the Notes, or (iii) the impairment of the ability of the holders of the Notes to enforce the Company's obligations under this Agreement of the Notes.

     Moody's - Investor Service, Inc.

     Net Working Capital - The sum of (i) the current assets of the Company and its Subsidiaries determined in accordance with GAAP and (ii)75% of the LIPO Reserve, less the current liabilities of the Company and its Subsidiaries determined in accordance with GAAP.

     Notes - As defined in Section 1.1.

     PBGC - The Pension Benefit Guaranty Corporation or any successor thereto.

     Person - Any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any governmental authority, agency or political subdivision.

     Plan - Any employee pension benefit plan, as defined in Section 3(2) of ERISA, that has been estab1ished by, or contributed to, or is maintained by the Company, any Subsidiary or any ERISA Affiliate.

     Purchaser - As defined in Section 1.1.

     Receivables Purchase Agreement - The Receivables Purchase Agreement dated as of March I. 1995, among the Company, various financial institutions named therein, Bank of America Illinois, as administrative agent, and PNC Bank, National Association, as managing agent and documentation agent.

     Reinvestment Yield - The sum of (i) 0.50% plus (ii) the yield reported, as of 10:00 AM. (New York City time) on the Determination Date, on the Cantor-Fitzgerald Brokerage Screen available on the Bloomberg and Knight Ridder Information System (or, if not available, any other nationally recognized trading screen reporting on-line intraday trading in United States government securities) for actively traded U.S. Treasury securities having a maturity equal to the Weighted Average Life to Maturity of the Notes then being prepaid or paid as of the date of prepayment or payment, rounded to the nearest month, or if such yields shall not be reported as of such time or the yields reported as of such time are not ascertainable in accordance with the preceding clause, then the arithmetic mean of the yields published in the statistical release designated H.15(519) (or any successor publication) of the Board of Governors of the Federal Reserve System under the caption "U.S. Government Securities--Treasury Constant Maturities" (the statistical release") for the maturity corresponding to the remaining Weighted Average Life to Maturity of the Notes as of the date of such prepayment or payment rounded to the nearest month For purposes of calculating the Reinvestment Yield, the most recent weekly statistical release published prior to the applicable Determination Date shall be used. In the event the statistical release is not published, the arithmetic mean of such reasonably comparable index, as may be designated by the holders of at least 51% in aggregate principal amount of the Notes, for the maturity corresponding to the remaining Weighted Average Life to Maturity of the Notes as of the date of prepayment or payment, as the case may be, rounded to the nearest month shall be used. If no maturity exactly corresponding to such rounded Weighted Average Life to Maturity shall appear therein, yields for the two most closely corresponding published maturities (one of which occurs prior and the other subsequent to the Weighted Average Life to Maturity) shall be calculated pursuant to the foregoing sentence and the Reinvestment Yield shall be interpolated from such yields on a straight-line basis (rounding, in each of such relevant periods, to the nearest month).

     Release - Any release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, escaping, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including the abandonment or disposal of any barrel, container or other c1osed receptacle containing any Hazardous Material), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

     Rentals - As of the date of any determination thereof, all fixed payments (including all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease or real or personal property, but exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes, assessments, amortization and similar charges. Fixed rents under any so-called "percentage leases" shall be computed on the basis of the minimum rents, if any, required to be paid by the lessee, regardless of sales volume or gross revenues.

     Restricted Investments - Any Investments of the Company and its Subsidiaries other than:

          (i) Investments in existing and hereafter created or designated Subsidiaries and any Person that concurrently with such Investment becomes a Subsidiary;

          (ii) Investments in (A) commercial paper of a domestic issuer maturing in 270 days or less from the date of issuance which is rated P-2 or better by Moody's or A-2 or better by S&P, (B) certificates of deposit or banker's acceptances issued by commercial banks or trust companies located in the United States of America and organized under its laws or the laws of any state thereof each having a combined capital, surplus and undivided profits of $100,000,000 or more, (C) obligations of or fully guaranteed by the United States of America or an agency thereof maturing within three tears from the date of acquisition, (D) municipal securities maturing within three years from the date of acquisition which are rated in one of the top two rating classifications by at least one national rating agency, or (B) money market instrument programs which are classified as current assets in accordance with (GAAP;

          (iii) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;

          (iv) Shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business;

          (v) Participations in notes maturing within 60 days which are rated P-2 or better by Moody's or A-2 or better by S&P.

          (vi) Advances to officers, employees, subcontractors or suppliers not exeeding $5,000,000 in the aggregate; and

          (vii) Investments existing as of the date of this Agreement and described in the attached Annex IV.

          S&P - Standard & Poor's Corporation.

     Securities Act - The Securities Act of 1933, as amended.

     Subsidiary - Any Person a majority or more of the shares of Voting Stock of which, or in the case of a Person which is not a corporation a majority or more of the equity of which, is owned or controlled, directly or indirectly, by the Company.

     Total Investment - As defined in the Receivables Purchase Agreement as in effect on the date of this Agreement.

     Voting Stock - Capital stock of any class of a corporation having power under ordinary circumstances to vote for the election of members of the board of directors of such corporation, or persons performing similar functions.

     Weighted Average Life to Maturity - As applied to any prepayment of principal of the Notes at any date, the number of years obtained by dividing (a) the then outstanding principal amount of the Notes to be prepaid into (b) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity, or other required payment, including payment at final maturity, foregone by virtue of such prepayment of the Notes, by (ii) the number of years (calculated to the nearest 1/12th) which would have elapsed between such date and the making of such payment.

     Wholly Owned - When applied to a Subsidiary, any Subsidiary 100% of the Voting Stock or other equity interests of which is owned by the Company and/or its Wholly-Owned Subsidiaries, other than directors' qualifying shares or, in the case of Subsidiaries organized under the laws of a jurisdiction other than the United States or a state thereof, nominal shares held by foreign nationals in accordance with local law.

     Terms which are not defined in this Section and are defined in other Sections of this Agreement shall have the meanings specified therein.

     5.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, except where such principles are inconsistent with the requirements of this Agreement.

     5.3. Valuation Principles. Except where indicated expressly to the contrary by the use of terms such as "fair value," "fair market value" or "market value," each asset, each liability and each capital item of any Person, and any quantity derivable by a computation involving any of such assets, liabilities or capital items, shall be taken at the net book value thereof for all purposes of this Agreement. "Net book value" with respect to any asset, liability or capital item of any Person shall mean the amount at which the same is recorded or, in accordance with GAAP should have been recorded, in the books of account of such Person, as reduced by any reserves which have been or, in accordance with GAAP should have been, set aside with respect thereto, but in every case (whether or not permitted in accordance with GAAP) without giving effect to any write-up, write-down or write-off (other than any write-down or write-off the entire amount of which was charged to Consolidated Net Income or to a reserve which was a charge to Consolidated Net Income) relating thereto which wag made after the date of this Agreement.

     5.4. Direct or Indirect Actions. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

ss.6. AFFIRMATIVE COVENANTS

     The Company agrees that, for so long as any amount remains unpaid on any
Note:

     6.1. Corporate Existence. The Company will maintain and preserve, and will cause each Subsidiary to maintain and preserve, its corporate or partnership existence and right to carry on its business and maintain, preserve, renew and extend all of its rights, powers, privileges and franchises necessary to the proper conduct of its business; provided, however, that the foregoing shall not prevent any transaction permitted by Section 7.5, Section 7.6 or Section 7.7, or the termination of the corporate or partnership existence of any Subsidiary or of any right, power, privilege or franchise of any Subsidiary if, in the reasonable good faith opinion of the Board of Directors of the Company, such termination is in the best interests of the Company, is not disadvantageous to the holders of the Notes, and is not otherwise prohibited by this Agreement.

     6.2. Insurance, The Company will, arid will cause each Subsidiary to, maintain insurance coverage with financially sound and reputable insurers in such forms and amounts, with such deductibles and against such risks as are required by law or sound business practice and are customary for corporations engaged in the same or similar businesses and owning and operating similar properties as the Company and its Subsidiaries.

     6.3. Taxes, Claims for Labor and Materials. The Company will, and will cause each Subsidiary to, file timely all tax returns required to be filed in any jurisdiction and pay and discharge all taxes, assessments, fees and other governmental charges or levies imposed upon the Company or any Subsidiary or upon any of their respective properties, including leased properties (but only to the extent required to do so by the applicable lease), assets, income or franchises, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid. might become a Lien upon any of their respective properties or assets not permitted by Section 7.4, provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, fee, charge, levy or claim, the payment of which is being contested in good faith and by proper proceedings that will stay the collection thereof or the forfeiture or sale of any property and with respect to which adequate reserves are maintained in accordance with GAAP.

     6.4. Maintenance of Properties. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties (whether owned in fee or a leasehold interest), other than any property which is obsolete or, in the good faith judgment of the Company, no longer necessary for the operation of the business of the Company or any Subsidiary, in good repair and working order, ordinary wear and tear excepted, and from time to time will make all necessary repairs, replacements, renewals and additions thereto so that the business carried on in connection therewith may be properly conducted.

     6.5. Maintenance of Records. The Company will keep, and will cause each Subsidiary to keep, at all times proper books of record and account in which full, true and correct entries will be made of a.l1 dealings or transactions of or in relation to the business and affairs of the Company or such Subsidiary in accordance with GAAP consistently applied throughout the period involved (except for such changes as are disclosed in such financial statements or in the notes thereto and concurred in by the Company's independent certified public accountants), and the Company will and will cause each Subsidiary to, provide reasonable protection against loss or damage to such books of record and account.

     6.6. Financial Information and Reports. The Company will furnish to you and to any other Institutional Holder (in duplicate if you or such other holder so request) the following:

     (a) As soon as available and in any event within 45 days after the end of each of the first three quarterly accounting periods of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such period and consolidated statements of income and cash. flows of the Company and its Subsidiaries for the periods beginning on the first day of such fiscal year and the first day of such quarterly accounting period (for the statements of income) and ending on the date of such balance sheet, setting forth in comparative form the corresponding consolidated figures for the corresponding periods of the preceding fiscal year. all in reasonable detail1 prepared in accordance with GAAP consistently applied throughout the periods involved and certified by the chief financial officer or chief accounting officer of the Company (i) outlining the basis of presentation, and (ii) stating that the information presented in such financial statements contains all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the consolidated financial position of the Company and its Subsidiaries as of such dates and the consolidated results of their operations and cash flows for the periods then ended, except that such financial statements condense or omit certain footnotes pursuant to the rules and regulations of the Commission. Delivery within the time period specified above of copies of the Company's Quarterly Reports on Form lO-Q prepared in compliance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this Section 6.6(a).

     (b) As soon as available and in any event within 90 days after the last day of each fiscal year, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, reinvested earnings and cash flows for such fiscal year, in each case setting forth in comparative form figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP consistently applied throughout the period involved (except for changes disclosed in such financial statements or in the notes thereto and concurred in by the Company's independent certified public accountants) and accompanied by a report as to the consolidated balance sheet end the related consolidated statements of income, reinvested earnings and cash flows unqualified as to scope of audit and unqualified as to going concern by Arthur Andersen LLP, or any other firm of independent public accountants of recognized national standing selected by the Company, to the effect that such financial statements gave been prepared in conformity with GAAP and present fairly, in all materiel respects, the consolidated financial position and results of operations and cash flows of the Company and its Subsidiaries and that the examination of such financial statements by such accounting firm has been made in accordance with generally accepted auditing standards.

Delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in compliance with the requirements therefor and filed with the Commission, together with the accountants certificate described in this Section 6.6(b), shall be deemed to satisfy the requirements of this Section 6.6(b).

     (c) Together with the consolidated financial statements delivered pursuant to paragraphs (a) and (b) of this Section 6.6, a certificate of the chief financial officer, chief accounting officer or Treasurer of the Company, (I) to the effect that such officer has reexamined the terms and provisions of this Agreement and that on the date such calculations were made, during the periods covered by such financial reports and as of the end of such periods the Company is not, or was not, in default in the fulfillment of any of the terms, covenants, provisions and conditions of this Agreement and that no Default or Event of Default is occurring or has occurred as of the date of such certificate, during the periods covered by such financial statements and as of the end of such periods, or if such officer is aware of any Default or Event of Default, such officer shall disclose in such statement the nature thereof, its period of existence and what action, if any, the Company has taken or proposes to take with respect thereto, and (ii) stating whether the Company is in compliance with Sections 7.I through 7.10 and setting forth, in sufficient detail, the information and computations required to establish whether or not the Company was in compliance with the requirements of Sections 7.1 through 7.8 during the periods covered by the financial stateme~1ts then being furnished and as of the end of such periods.

     (d) Together with the financial reports delivered pursuant to paragraph (I,) of this Section 6.6, a letter of the Company's independent certified public accountants stating that they have reviewed this Agreement and stating whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, end, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should be obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit).

     (e) Concurrently with notice flied with the Commission, notice of (1) the filing of any suit, action, claim or counterclaim against the Company or any Subsidiary in which the amount claimed as damages against the Company or any Subsidiary exceeds $5,000,000 after deducting the amount which the Company reasonably believes is covered by insurance, and (ii) the entering of any judgment or decree against the Company or any Subsidiary if the aggregate amount of all judgments and decrees then outstanding against the Company and all Subsidiaries exceeds $2,500,000 after deducting the amount the Company or any Subsidiary (x) is insured therefor and with respect to which the insurer has assumed responsibility in writing, and (y) is otherwise indemnified therefor if the terms of such indemnification are satisfactory to holders of 55% or inert in aggregate principal amount of the Notes then outstanding.

     (f) As soon as available, copies of each financial statement, notice, report and proxy statement which the Company furnishes to its shareholders generally; within 15 days of filing, copies of each registration statement and periodic report (without exhibits and other than registration statements relating to employee benefit plans) which the Company files with the Commission, and any similar or successor agency of the Federal government administering the securities Act, the Exchange Act or the Trust Indenture Act of 1939, as amended; without duplication, within 15 days of filing, copies of each report (other than reports relating solely to the issuance of, or transactions by others involving, its securities) relating to the Company or its securities which the Company files with any securities exchange on which any of the Company's securities may be registered; copies of any orders applicable to the Company or a Subsidiary in any material proceedings to which the Company or any Subsidiary is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any Subsidiary and, at any time as the Company is not a reporting company under Section 13 or 15(d) of the Exchange Act or has not complied with the requirements for the exemption from registration under the Exchange Act set forth in Rule 12g-3-2(b), such financial or other information as any holder of the Notes or prospective purchaser of the Notes may reasonably request.

     (g) As soon as available, a copy of each other report submitted to the Company or any Subsidiary by independent accountants retained by the Company or any Subsidiary in connection with any special audit made by them of the books of the Company or any Subsidiary.

     (h) Promptly following any change in the composition of the Company's Subsidiaries from that set forth in Annex I, as theretofore updated pursuant to this paragraph, arid also at the time of delivery of the financial statements referred to in Section 6.6(b), an updated list setting forth the information specified in Annex I.

     (i) Such additional information as you or such other Institutional Holder of the Notes may reasonably request concerning the Company and its Subsidiaries.

     6.7. Inspection of Properties and Records. The Company will allow, and will cause each Subsidiary to allow, any representative of you or any other Institutional Holder, so long as you or such other Institutional Holder holds any Note, to visit and inspect any of its properties, to examine (and, if at the time thereof any Default or Event of Default has occurred and is continuing, make copies and extracts of) its books of record and account and to discuss its affairs, finances and accounts with its officers and its present and former public accountants (and by this provision the Company authorizes such accountants to discuss with you or such Institutional Holder the Company's and any Subsidiary's affairs, finances and accounts), all at such reasonable times and upon such reasonable notice and as often as you or such Institutional Holder may reasonably request and, if at the time thereof any Default or Event of Default has occurred and is continuing, at the Company's expense.

     6.8. ERISA. (a) All assumptions and methods used to determine the actuarial valuation of employee benefits, both vested and unvested, under any Plan subject to Title IV of ERISA, and each such Plan, whether now existing or adopted after the date hereof, will comply in all material respects with ERISA.

     (b) The Company will not at any time permit any Plan to:

          (i) engage in any "prohibited transaction" as such term is defined in
     Section 4975 of the Code or in Section 406 of ERISA;

          (ii) incur any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA, whether or not waived; or

          (iii) be terminated under circumstances which are likely to result in the imposition of a Lien on the property of the Company or any ERISA Affiliate pursuant to Section 4068 of ERISA;

if the event or condition described in clauses (i), (ii) or (iii) above is likely to subject the Company or an ERISA Affiliate to liabilities which, individually or in the aggregate, would have a Material Adverse Effect.

     (c) Upon the request of you or any subsequent Institutional Holder, the Company will furnish a copy of the annual report of each Plan (Form 5500) required to be filed with the Internal Revenue Service.

     (d) Within 5 days after obtaining knowledge of any event specified in clauses (i) through (vi) below that would result in a Material Adverse Effect, the Company will give you and any subsequent Institutional Holder written notice of: (i) a reportable event with respect to any Plan; (ii) the institution of any steps by any of the Company, any ERISA Affiliate or the PBGC to terminate any Plan; (iii) the institution of any steps by any of the Company or any ERISA Affiliate to withdraw from any Plan; (iv) a prohibited transaction in connection with any Plan; (v) any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare liability; or (vi) the taking of any action by the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

     6.9. Compliance with Laws.
          --------------------

     (a) The Company will comply, and will cause each Subsidiary to comply, with all laws, rules and regulations, including Environmental Laws, relating to its or their respective businesses, other than laws, rules and regulations the failure to comply with which or the sanctions and penalties resulting therefrom, individually or in the aggregate, would not have Material Adverse Effect.

     (b) Promptly upon the occurrence thereof, the Company will give you and each other Institutional Holder notice of the institution of any proceedings against, or the receipt of written notice of potential liability or responsibility of, the Company or any Subsidiary for violation, or the alleged violation, of any Environmental Law which violation would give rise to a Material Adverse Effect.

     6.10. Acquisition of Notes. Neither the Company nor any Subsidiary nor any Affiliate them, directly or indirectly, will repurchase, redeem, prepay or otherwise acquire, directly or indirectly, any Notes except upon payment or prepayment of the Notes pursuant to Section 2 or Section 7.6. The Company will forthwith cancel any Notes in any manner or at any time acquired by the Company or any Subsidiary or Affiliate of any of them, and such Notes shall not be deemed to be outstanding for any of the purposes of this Agreement or the Notes.

     6.11. Private Placement Number. The Company consents to the filing by your special counsel of copies of this Agreement with S&P to obtain a private placement number.

ss.7. NEGATIVE COVENANTS

     The Company agrees that, for so long as any amount remains unpaid on any
Note:

     7.1. Adjusted Consolidated Net Worth. The Company will not permit its Adjusted Consolidated Net Worth (calculated on the last day of each fiscal quarter) to be less than $74,296,000 plus the cumulative sum of 40% of its Consolidated Net Income (but only if a positive number) for (i) each completed fiscal year of the Company ending after December 31, 1994, and (ii) the period from the beginning of the fiscal year of which the fiscal quarter being measured is a part to the last day of such fiscal quarter.

     7.2. Consolidated Debt. The Company will not permit the ratio (calculated on the last day of each fiscal quarter) of Consolidated Debt to Consolidated Total Capitalization to exceed the ratio of .55 to 1.0.

     7.3. Net Working Capital. The Company will not permit the ratio (calculated on the last day of each fiscal quarter) of Net Working Capital to Consolidated Debt to be less than 1.2 to 1.0.

     7.4. Lien. The Company will not, and will not permit any Subsidiary to, permit to exist, create, assume or incur, directly or indirectly, any Lien on its properties or assets, whether now owned or hereafter acquired, except:

     (a) Liens on property created substantially contemporaneously or within 180 days of the acquisition thereof to secure or provide for all or a portion of the purchase price of such property, provided that (i) such Liens do not extend to other property of the Company or any Subsidiary, (ii) the aggregate principal amount of Indebtedness secured by each such Lien does not exceed 80% of the purchase price at the time of acquisition of the property subject to such Lien, and (iii) the Indebtedness secured by such Liens is otherwise permitted by
Section 7.2 and Section 73 of this Agreement;

     (b) Liens for taxes, assessments or governmental charges not then due and delinquent or the validity of which is being contested in good faith by appropriate proceedings and as to which the Company has established adequate reserves therefor on its books in accordance with GAAP;

     (c) Liens arising in connection with court proceedings, provided the execution of such Liens is effectively stayed, such Liens are being contested in good faith by appropriate proceedings and the Company has established adequate reserves therefor on its books in accordance with GAAP;

     (d) Liens arising in the ordinary course of business arid not incurred in connection with the borrowing of money (including mechanic's and materialmen's liens arid minor survey exceptions on real property) that in the aggregate do not materially interfere with the conduct of the business of the Company or any Subsidiary or materially impair the value of the property or assets subject to such Liens;

     (e) Liens in connection with workers' compensation, unemployment insurance or other social security laws to secure the public or statutory obligations of the Company or any Subsidiary;

     (f) Liens securing Indebtedness of a Subsidiary to the Company;

     (g) Liens permitted by and arising under the Receivables Purchase
Agreement;

     (h) Liens existing on property or assets of the Company or any Subsidiary as of the date of this Agreement that are described in the attached Annex V;

     (i) Liens not otherwise permitted by paragraphs (a) through (h) of this
Section 7.4 created, assumed or incurred subsequent to the Closing Date to secure Indebtedness, provided that at the time of creating, assuming or incurring such additional Indebtedness and after giving effect thereto and to the application of the proceeds therefrom the sum (without duplication) of the aggregate principal amount of outstanding Consolidated Indebtedness secured by Liens permitted by this Section 7.4(1) does not exceed 10% of Adjusted Consolidated Net Worth.

     7.5. Merger or Consolidation. The Company will not, and will not permit any Subsidiary to, merge or consolidate with, or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to, any Person, except that:

     (a) The Company may merge into or consolidate with, or sell all or substantially all of its assets to, any Person or permit any Person to merge into or consolidate with it, provided that immediately after giving effect thereto, (i) the Company is the successor corporation or, if the Company is not the successor corporation, the successor corporation is a solvent corporation organized under the laws of a state of the United States of America or the District of Columbia and expressly assumes in writing the Company's obligations under the Notes and this Agreement; and (ii) there shall exist no Default or Event of Default.

         (b) Any Subsidiary may (i) merge into the Company or a Wholly-Owned Subsidiary, (ii) convey, transfer or lease all or any part of its assets to the Company or a Wholly-Owned Subsidiary, and (iii) merge with any Person which, as a result of such merger, becomes a Wholly-Owned Subsidiary; provided in each instance set forth in clauses (i) through (iii) that immediately before and after giving effect thereto, there shall exist no Default or Event of Default.

     7.6. Sa1e of Assets. The Company will not, and will not permit any Subsidiary to, sell lease, transfer or otherwise dispose of, including by way of merger (collectively a "Disposition"), any assets, inc1uding capital stock or equity interests of Subsidiaries, in one or a series of transactions, other than in the ordinary course of business, to any Person, except to the Company or a Wholly-Owned Subsidiary~ (i) if, in any fiscal year, after giving effect to such Disposition, the aggregate net book value of assets subject to Dispositions during such fiscal year would exceed 15% of Consolidated Total Assets as of the end of the immediately preceding fiscal year or (ii) if a Default or Event of Default exists or would exist. Notwithstanding the foregoing, the Company may, or may permit a Subsidiary to, make a Disposition and the assets subject to such Disposition shall not be subject to or included in the foregoing limitation and computation contained in clause (i) of the preceding sentence to the extent that
(x) such assets are leased back by the Company or such Subsidiary, as lessee, within 180 days following the date of the Disposition, or (y) the net proceeds from such Disposition are (1) reinvested in productive assets of the Company or a Subsidiary of at least equivalent value within 180 days of the date of such Disposition, or (2) applied to the payment or prepayment of outstanding senior Indebtedness. Any repayment of Notes pursuant to this Section 7.6 shall be in accordance with Section 2.2(a).

     7.7. Disposition of Stock of Subsidiaries, The Company will not permit any Subsidiary to issue its capital stock or other equity interests, or any warrants, rights or options to purchase, or securities convertible into or exchangeable for, such capital stock or other equity interests, to any Person other than the Company or a Wholly-Owned Subsidiary. The Company will not, and will not permit any Subsidiary to, sell, transfer or otherwise dispose of (other than to the Company or a Wholly-Owned Subsidiary) any capital stock or other equity interests (including any warrants, rights or options to purchase, or securities convertible into or exchangeable for, capital stock or other equity interests) or Indebtedness of any Subsidiary, unless:

     (a) simultaneously therewith all Investments in such Subsidiary owned by the Company and every other Subsidiary are disposed of as an entirety;

     (b) such Subsidiary does not have any continuing Investment in the Company or any other Subsidiary not being simultaneously disposed of; and

     (c) such sale, transfer or other disposition is permitted by Section 7.6.

     7.8. Leases. The Company will not, and will not permit any Subsidiary to, enter into or permit to exist any Capitalized Lease which requires the payment daring the remaining term thereof by the. Company or any Subsidiary of Capitalized Lease Obligations which, after giving effect thereto, and to any other Capitalized Lease Obligations of the Company and its Subsidiaries on a consolidated basis, exceed in the aggregate 10% of Consolidated Total Capitalization.

     7.9. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including the furnishing of goods or services) with an Affiliate, except on terms and conditions no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate, except for
(i) the transfer pricing between the Company and its joint venture, Castle Metals de Mexico, S.A. de C.V., and (ii) benefit and compensation plans and arrangements approved by a majority of the disinterested members of the Board of Directors of the Company or any Subsidiary.

     7.10. Nature of Business - The Company will not permit any Subsidiary to, engage in any business if, as a result thereof, the business then to be conducted by the Company and its Subsidiaries, taken as a whole, would be substantially changed from the business conducted on the Closing Date.

ss.8. EVENTS OF DEFAULT AND REMEDIES THEREFOR

     8.1. Nature of Events. An "Event of Default" shall exist if any one or more of the following occurs:

     (a) Any default in the payment of interest when due on any of the Notes and continuance of such default for a period of five Business Days;

     (b) Any default in the payment of the principal of any of the Notes or the Make-Whole Amount thereon, if any, at maturity, upon acce1eration of maturity or at any date fixed for prepayment;

     (c) (i) Any default in the payment of the principal of, or interest or premium on, any other Debt of the Company and its Subsidiaries aggregating in excess of 53,000,000 as and whet due and payable (whether by lapse of time, declaration, call for redemption or otherwise) and the continuation of such, default beyond the period of grace, if any, allowed with respect thereto, or
(ii) any default (other than a payment default) under any mortgages, agreements or other instruments of the Company and its Subsidiaries under or pursuant to which Debt aggregating in excess of $3,000,000 is issued and the continuation of such default beyond the period of grace, i: any, allowed with respect thereto;

     (d) Any default in the observance or performance of Sections 7.1 through
7.10 or in Section 8.7;

     (e) Any default in the observance or performance of any other covenant or provision of this Agreement which is not remedied within 30 days after the date on which the Company learns of such default;

     (f) Any representation or warranty made by the Company in this Agreement, or mad' by the Company in airy written statement or certificate furnished by the Company in connection with the issuance and sale of the Notes or furnished by the Company pursuant to this Agreement proves incorrect in any material receipt as of the date of the making or issuance thereof;

     (g) Any judgment, decree, writ or warrant of attachment or any similar process in an aggregate amount in excess of $5,000,000 shall be entered or filed against the Company or any Subsidiary or against any property or assets of either and remain unpaid, unvacated, unbonded or unstayed (through appeal or otherwise) for a period of 60 days after the Company or any Subsidiary receives notice thereof, except for any judgment, decree, writ or warrant of attachment or any similar process to the extent that the Company or any Subsidiary (i) is insured therefor and with respect to which the insurer has assumed responsibility in writing, or (ii) is indemnified therefor, provided the terms of such indemnification are satisfactory to holders of 55% or more in aggregate principal amount of the Notes then outstanding;

     (h) The Company or any Subsidiary shall

          (i) generally not pay its debts as they become due or admit in writing its inability to pay its debts generally as they become due;

          (ii) file a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Federal Bankruptcy Code, or any similar applicable bankruptcy or insolvency law, as now or in the future amended (herein collectively called "Bankruptcy Laws"); file an answer or other pleading admitting or failing to deny the material allegations of such a petition; fail to obtain the dismissal of such a petition within 60 days of its filing or be subject to an order for relief or a decree approving such a petition; or file an answer or other pleading seeking, consenting to or acquiescing in relief provided for under the Bankruptcy Laws;

          (iii) make an assignment of all or a substantial part of its property for the benefit of its creditors;

          (iv) seek or consent to or acquiesce in the appointment of a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its property;

          (v) be finally adjudicated bankrupt or insolvent;

          (vi) be subject to the entry of a court order which shall not be vacated, set aside or stayed within 60 days of the date of entry, (A) appointing a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its property, (B) for relief pursuant to an involuntary case brought under, or effecting an arrangement in, bankruptcy,
     (C) for a reorganization pursuant to the Bankruptcy Laws, or (D) for any other judicial modification or alteration of the rights of creditors; or

          (vii) be subject to the assumption of custody or sequestration by a court of competent jurisdiction of all or a substantial part of its property, which custody or sequestration shall not be suspended or terminated within 60 days from its inception.

     8.2. Remedies of Default. When any Event of Default described in paragraphs
(a) through (g) of Section 8.1 has occurred and is continuing, the holders of 33% or more in aggregate principal amount of the Notes then outstanding may, by notice to the Company, declare the entire principal, together with the Make-Whole Amount (to the extent permitted by law) and all interest accrued on all Notes to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are expressly waived. Notwithstanding the foregoing, (i) when any Event of Default described in paragraph (a) or (b) of Section 8.1 has occurred and is continuing, any holder may by notice to the Company declare the entire principal, together with the Make-Whole Amount (to the extent permitted by law) and all interest accrued on the Notes then held by such holder to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are expressly waived, and (ii) when any Event of Default described in paragraph (h) of Section 8.1 has occurred, then the entire principaL together with the Make-Whole Amount (to the extent permitted by law) and all interest accrued on all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes or any of them becoming due and payable as aforesaid, the Company will forthwith pay to the holders of such Notes the entire principal of and interest accrued on such Notes, plus the Make-Whole Amount (to the extent permitted by law) which shall be calculated on the Determination Date.

     8.3. Annulment of Acceleration of Notes. The provisions of Section 8..2 are subject to the condition that if the principal of, the Make-Whole Amount and accrued interest on the Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (g), inclusive, of Section 8.1, the holder or holders of 68% or more in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that (i) at the time such declaration is annulled and rescinded no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement, (ii) all arrears of interest upon all the Notes and all other sums payable under the Notes arid under this Agreement (except any principal, Make-Whole Amount or interest on the Notes which has become due and payable solely by reason of such declaration under
Section 8.2) shall have been duly paid, and (iii) each and every Default or Event of Default shall have been cured or waived; and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

     8.4. Other Remedies. If any Event of Default shall be continuing, any holder of Notes may enforce its rights by suit in equity, by action at law, or by any other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in the Notes or in aid of the exercise of any power granted in thIs Agreement, and may enforce the payment of any Note held by such holder and any of its other legal or equitable rights.

     8.5. Conduct No Waiver. Collection Expenses. No course of dealing on the part of any holder of Notes, nor any delay or failure on the part of any holder of Notes to exercise any of its rights, shall operate as a waiver of such rights or otherwise prejudice such holder's rights, powers and remedies. If the Company fails to pay, when due, the principal of, the Make-Whole Amount, or the interest on, any Note, or fails to comply with any other provision of this Agreement, the Company will pay to each holder, to the extent permitted by law, on demand, such further amounts as shall be sufficient to cover the cost and expenses, including but not limited to attorneys' fees, incurred by such holders of the Notes in collecting any sums due on the Notes or in otherwise enforcing any of their rights.

     8.6. Remedies Cumulative. No right or remedy conferred upon or reserved to any holder of Notes under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given under this Agreement or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to any holder of Notes may be exercised from time to time and as often as may be deemed expedient by such holder, as the case may be.

     8.7. Notice of Default. With respect to Defaults, Events of Default or claimed defaults, the Company will give the following notices:

     (a) The Company promptly will furnish to each holder of a Note written notice of the occurrence of a Default or an Event of Default. Such notice shall specify the nature of such default, the period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto,

     (b) If the bolder of any Note or of any other evidence of Debt of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed default, the Company will forthwith give written notice thereof to each holder of the then outstanding Notes, describing the notice or action and the nature of the claimed default.

ss.9. AMENDMENTS, WAIVERS AND CONSENTS

     9.1. Matters Subject to Modification. Any term, covenant, agreement or condition of this Agreement may, with the written consent of the Company, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holder or holders of 51% or more in aggregate principal amount of outstanding Notes; provided, however, that, without the written consent of the holder or holders of all of the Notes then outstanding, no such amendment, waiver, modification or alteration shall be effective which will (i) change army of the provisions, including definitions, relating to payment (including any required prepayment or optional prepayment) of the principal of, Make-Whole Amount or interest on any Note, (ii) change the amount of any payment or prepayment of principal or Make-Whole Amount, or change the rate of interest thereon, or (iii) change any of the provisions of Section 8.1, Section 8.2, Section 8.3 or this Section 9.

     For the purpose of determining whether holders of the requisite principal amount of Notes have made or concurred in any amendment, waiver, consent, approval, notice or other communication under this Agreement, Notes held in the name of, or owned beneficially by, the Company, any Subsidiary or any Affiliate thereof, shall not be deemed outstanding.

     9.2. Solicitation of Holders of Notes. Neither the Company nor any Person acting on the Company's behalf will solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall concurrently be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 9 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the bolder or holders of the requisite percentage of outstanding Notes, The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Notes as consideration for or as an inducement to the entering into by any bolder of the Notes of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to each holder of the then outstanding Notes. Any consent made by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary, or any Affiliate thereof arid has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force and effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force and effect retroactive to the date such amendment or waiver initially took or takes effect, except solely as to such holder.

     9.3. Binding Effect. Any such amendment, consent or waiver shall apply equally to all the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company whether or not such Note shall have been marked to indicate such amendment, consent or waiver and whether or not such holder approved of such amendment, consent or waiver. No such amendment, consent or waiver shall extend to or affect any obligation not expressly amended, consented to or waived or impair any right related thereto,

ss.10. FORM OF NOTES, REGISTRATION, TRANSFER, EXCHANGE AND REPLACEMENT

     10.1. Form of Notes. Each Note initially delivered under this Agreement will be in the form of one fully registered Note in the form attached as Exhibit
A. The Notes are issuable only in fully registered form and in denominations of at least $1,000,000 (or the remaining outstanding balance thereof, if less than $1,000,000).

     10.2. Note Register. The Company shall cause to be kept at its principal office a register (the "Note Register") for the registration and transfer of the Notes. The names and addresses of the holders of Notes, the transfer thereof and the names and addresses of the transferees of the Notes shall be registered in the Note Register. The Company may deem and treat the person in whose name a
Note is so registered as the holder and owner thereof for all purposes (subject to the provisions of Section 2.5) and shall not be affected by any notice to the contrary, until due presentment of such Note for registration of transfer as provided in this Section 10.

     10.3. Issuance of New Notes upon Exchange or Transfer. Upon surrender for exchange or registration of transfer of any Note at the office of the Company designated for notices in accordance with Section 11.2, the Company shall execute and deliver, at its expense, one or more new Notes of any authorized denominations requested by the holder of the surrendered Note, each dated the date to which interest has been paid on the Notes so surrendered (or, if no interest has been paid, the date of such surrendered Note), but in the same aggregate unpaid principal amount as such surrendered Note, and registered in the name of such person or persons as shall be designated in writing by such holder. Every Note surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or by his attorney duly authorized in writing.

     10.4. Replacement of Notes. Upon receipt of evidence satisfactory to the Company of the ownership of and loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company or in the event of such mutilation upon surrender and cancellation of the Note, the Company, without charge to the holder thereof, will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note. If any such lost, stolen or destroyed Note is owned by you or any other Institutional Holder, then the affidavit of an authorized officer of such owner setting forth the fact of such loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, arid no further indemnity shall be required as a condition to the execution and delivery of a new Note, other than a written agreement of such owner (in form reasonably satisfactory to the Company) to indemnify the Company for any losses directly suffered by the Company relating to the lost, stolen, destroyed or mutilated Note and the issuance by the Company of a new Note.

ss.11. MISCELLANEOUS

     11.1. Expenses. Whether or not the purchase of Notes herein contemplated shall be consummated, the Company agrees to pay directly all expenses
(including fees and expenses of counsel) in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated by this Agreement, including, but not limited to, out-of-pocket expenses, filing fees of S&P in connection with obtaining a private placement number, fees, charges and disbursements of special counsel, photocopying and printing costs and charges for shipping the Notes, adequately insured, to you at your home office or at such other address as you may designate, and all similar expenses (including the fees and expenses of counsel, and the fees and expenses of a financial advisor, but only in connection with any work-out, renegotiation or restructuring in the case of a financial advisor) relating to any amendments, waivers or consents in connection with this Agreement or the Notes (whether or not any such amendments, waivers or consents become effective), including, but not limited to, any such amendments, waivers or consents resulting from any Default, Event of Default, work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement or the Notes. The Company also agrees that it will pay and save you harmless against any and all liability with respect to stamp and other documentary taxes, if any, which may be payable, or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes (but not in connection with a transfer or replacement of any Notes), whether or not any Notes are then outstanding. The obligations of the Company under this Section
11.1. shall survive the retirement of the Notes.

     11.2. Notices. Except as otherwise expressly provided herein, all communications provided for in this Agreement shall be in writing and delivered or sent by registered or certified mail, return receipt requested, or by overnight courier (i) if to you, to the address set forth below your name in
Schedule I, or to such other address as you may in writing designate, (ii) if to any other holder of the Notes, to such address as the holder may designate in writing to the Company, and (iii) if to the Company, to A. M. Castle & Co.., 3400 North Wolf Road, Franklin Park, Illinois 60131, Attention: Treasurer, or to such other address as the Company may in writing designate.

     11.3. Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (1) consents, waivers and modifications which may hereafter be executed, (ii) documents received by you at the closing of the purchase of the Notes (except the Notes themselves), and (iii) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process, and you may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction which is legible shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence; provided that nothing herein contained shall preclude the Company from objecting to the admission of any reproduction on the basis that such reproduction is not accurate, has been altered or is otherwise incomplete.

     11.4. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     11.5. Law Govening. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.

     11.6. Headings, The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     11.7. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement-to produce or account for more than one such counterpart or reproduction thereof permitted by Section 11.3.

     11.8. Reliance on and Survival of Provisions. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant to this Agreement, whether or not in connection with a closing, (i) shall be presumed to have been relied upon by you, notwithstanding any investigation heretofore or hereafter made by you or on your behalf, and (ii) shall survive the delivery of this Agreement and the Notes.

     11.9. Integration and Severability. This Agreement embodies the entire agreement and understanding between you and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement or in any Note, or application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality arid enforceability of the remaining provisions contained in this Agreement and in any Note, and any other application thereof, shall not in any way be affected or impaired thereby.


                                     * * * *

     IN WITNESS WHEREOF, the Company and the Purchaser have caused this Note Agreement to be executed and delivered by their respective officer or officers thereunto duly authorized.


                                      A. M. CASTLE & CO.

                                      By:  /s/  Edward F. Culliton
                                           -----------------------------------
                                      Title:    Vice President & CFO

                                      NATIONWIDE LIFE INSURANCE COMPANY

                                      By: /s/  Michael D. Groseclose
                                          ------------------------------------
                                      Title:   Associate Vice President
                                               Corporate Fixed-Income Securities